SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement       [ ]  Soliciting Material Pursuant to
                                            sec.240.14a-11(c) or sec.240.14a-12
[X]  Definitive Proxy Statement        [ ]  Confidential, for Use of the
                                            Commission Only
[ ]  Definitive Additional Materials        (as permitted by Rule 14a-6(e)(2))


                    SCIENTIFIC TECHNOLOGIES INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                  SCIENTIFIC TECHNOLOGIES INCORPORATED
                         6550 Dumbarton Circle
                     Fremont, California  94555
                          (510) 608-3400
______________

               Notice of Annual Meeting of Stockholders
                       To Be Held May 28, 1998
______________

        To the Stockholders of SCIENTIFIC TECHNOLOGIES INCORPORATED:

        The Annual Meeting of Stockholders of SCIENTIFIC TECHNOLOGIES INCORPORATED, an Oregon Corporation (the "Company"), will be held at the offices of the Company, 6550 Dumbarton Circle, Fremont, California, on Thursday, May 28, 1998 at 4:00 p.m., for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants.

3. To consider and act upon a proposal to approve the Company's 1997 Stock Plan (the "Stock Plan") adopted by the Company's Parent,
Scientific Technology, Incorporated, a California corporation (the "Parent"), wherein the Company will reserve for issuance an aggregate of up to 1,000,000 shares thereunder.

4. To consider and act upon a proposal to approve the Company's 1997 Employee Stock Purchase Plan (the "ESPP"; and collectively with the Stock Plan, the "Plans") adopted by the Parent, wherein the Company will reserve for issuance an aggregate of up to 600,000 shares thereunder.

        The Board of Directors has fixed the close of business on April 6, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

        All stockholders are cordially invited to attend the meeting in person. If you do not expect to attend in person, please promptly mark, date, sign, and return the enclosed proxy. Any stockholder attending the meeting may vote in person even if such stockholder has previously returned a proxy.





James A. Lazzara
Secretary

April 21, 1998




             SCIENTIFIC TECHNOLOGIES INCORPORATED
                    6550 Dumbarton Circle
                  Fremont, California  94555
                        (510) 608-3400

                         ______________

                        PROXY STATEMENT
                         ______________

                 Annual Meeting of Stockholders
                          May 28, 1998
                         ______________


General

        The accompanying proxy is solicited by and on behalf of the Board of Directors of Scientific Technologies Incorporated, an Oregon corporation (the "Company"), to be used at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company, 6550 Dumbarton Circle, Fremont, California, on Thursday, May 28, 1998, at 4:00 p.m., and at any adjournment thereof. This proxy statement and the accompanying proxy and annual report are being first mailed to holders of the common stock of Scientific Technologies Incorporated (the "Common Stock") on or about April 22, 1998.

Record Date and Outstanding Shares

        Only holders of record of shares of the Common Stock at the close of business on April 6, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 9,634,570 shares of Common Stock were issued and outstanding.

Revocability of Proxies

        When the enclosed proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted thereon, and if no directions are indicated, the shares it represents will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

Quorum

        A quorum for the Annual Meeting will consist of the holders, present in person or represented by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual
Meeting.

Voting

        All shares represented by proxies will be voted in accordance with stockholder directions. If the proxy is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors. The Company is not aware, as of the date hereof, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment.

        Each share of Common Stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Under applicable law and in accordance with the Company's Restated Articles of Incorporation and Restated Bylaws, if a quorum exists at the Annual Meeting: (i) the six nominees for election of directors who receive the greatest number of votes cast for the election of directors by the shares present in person or by proxy and entitled to vote shall be elected directors; (ii) the proposal to ratify the selection of Price Waterhouse LLP as independent accountants of the Company will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against it;
(iii) the proposal to ratify the Stock Plan will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against it; and (iv) the proposal to ratify the ESPP will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against it. An abstention with respect to the election of directors will be counted neither in favor of nor against the nominees. In addition, abstentions will have no effect on the other proposals presented for stockholder approval as they will neither count as votes for nor votes against such proposal.

        Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes."
Broker non-votes are included in determining the presence of a quorum at the meeting, but they are not considered "shares present" for voting purposes and have no impact on the outcome of such proposals other than to reduce the number of favorable votes necessary to approve the proposal. Brokers do not have discretion to vote on Proposals 2, 3 and 4 accordingly, there will be no broker non-votes on this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

        Only stockholders of record at the close of business on the Record Date will be entitled to vote at the 1998 Annual Meeting. On that date, there were 9,634,570 shares of Common Stock outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of Common Stock entitled to vote at the meeting, including for the election of Directors.


        The following table indicates the number of shares of Common Stock beneficially owned as of April 6, 1998 by each person known to the Company to own more than 5% of the Company's outstanding Common Stock, by each of the Named Executive Officers (as defined below) and by all officers and directors as a group.

The address of the individuals named is the address of the Company.

                                                                Amount and Nature
                                                                Of Beneficial    Percent
Title of Class          Name of Beneficial Owner                Ownership        of Class
------------------------------------------------------------------------------------------------

Common $.001 Par Value  Anthony R. Lazzara            5,322,811 Indirect   (1)         55   (1)

Common $.001 Par Value  Joseph J. Lazzara               869,635 Indirect   (1)          9   (1)

Common $.001 Par Value  James A. Lazzara                949,202 Indirect   (1)         10   (1)

Common $.001 Par Value  James A. Ashford                755,631 Indirect   (1)          8   (1)

Common $.001 Par Value  All Officers and              7,897,279 Indirect   (1)         82   (1)
                        Directors as a Group             43,376 Indirect   (2)        -     (2)

(1)Scientific Technology Incorporated (the "Parent") was the stockholder of record of 8,348,075 shares of the Company (87%) as of the Record Date. As of such date, the stockholders of the Parent were as follows:
Anthony R. Lazzara (64%); Joseph J. Lazzara (10%); James A. Lazzara (11%); James A Ashford (9%); and other members of the Lazzara family (6%). As a result of such share holdings, the individuals named in the table may be deemed to indirectly own the number and percentage of shares set forth opposite their respective names.

(2)Includes shares issuable pursuant to options held by Messrs. Stroup, Vella, Webster, Frei, Ploshay and Faria.


ELECTION OF DIRECTORS
(Proposal No. 1)

Directors and Nominees

        Six Directors are to be elected at the Annual Meeting. Each elected director will serve until the 1998 Annual Meeting or until his respective successor has been elected and qualified.

        In the absence of instructions to the contrary, the shares represented by a proxy delivered to the Board of Directors will be voted for the six nominees named below. All nominees are anticipated to be available for election and able to serve. However, if any such nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated, votes will be cast according to the judgment in such matters of the person or persons voting the proxy.

        The following nominees are all presently members of the Board of Directors. The address of each nominee is the address of the Company.

Nominees

     The names of the nominees, and certain information about them, are set forth below:

Nominees

     The names of the nominees, and certain information about them, are set forth below:

                                                               Held Position
Name                         Position With Company             Since            Age
------------------------------------------------------------------------------------
Anthony R. Lazzara           Chairman of the Board             September 1984    67

Joseph J. Lazzara            Director                          September 1984    46
                             President                         June 1989
                             Chief Executive Officer           June 1993
                             and Treeasurer                    September 1984

James A. Lazzara             Director and Secretary            September 1984    41
                             Senior Vice-President             June 1989

James A. Ashford             Director                          September 1988    46
                             Vice-President, Operations        June 1989

Carl H. Frei                 Director                          September 1988    64

Bernard J. Ploshay           Director                          September 1988    76

Business Experience of Directors

        Anthony R. Lazzara has been Chairman of the Board of Directors of the Company since September 20, 1984. He also served as the Company's Chief Executive Officer from September 20, 1984 to June 17, 1993, and President from September 20, 1984 until June 22, 1989. He is the founder and principal stockholder of Scientific Technology Incorporated (the "Parent"), and has been its Chairman of the Board and President since 1971. He received an L.L.B. and an honorary Juris Doctorate from DePaul University.

        Joseph J. Lazzara has been the Company's Chief Executive Officer since June 17, 1993, President since June 22, 1989, and Treasurer and a director of the Company since September 21, 1984. He served as Vice President of the Company from September 21, 1984 until June 22, 1989. He also has served as Treasurer and a director of the Parent since August 1981. Prior to 1981, he was employed by Hewlett-Packard Company in Process and Engineering Management. Mr. Lazzara received a Bachelor of Science in Engineering from Purdue University and a Masters in Business Administration from Santa Clara University. He is a son of Anthony R. Lazzara.

        James A. Lazzara has been the Senior Vice President of the Company since June 22, 1989, and has been the Secretary and a director of the Company since September 21, 1984. He served as Vice President of the Company from 1987 to June 22, 1989. He is the Secretary, Vice President and a director of the Parent, having joined the Company in November
1979. Mr. Lazzara received a Bachelor of Science from California Polytechnic State University. He is a son of Anthony R. Lazzara.

        James A. Ashford has been the Vice President of Operations of the Company since June 22, 1989 and has been a Director of the Company since September 27, 1988. He has also served as Vice President and General Manager of the Optical Sensor and Datricon Divisions of the Company since March 1986. From 1980 to March 1986, Mr. Ashford was employed by Smith-Kline Beckman, a medical instrumentation manufacturer, most recently as Marketing Administration Manager and, prior to that, as Materials Manager. He holds a Bachelor of Science from San Diego State University. Mr. Ashford is a son-in-law of Anthony R. Lazzara.



        Carl H. Frei has been a director of the Company since September 27, 1988. From 1970 to March 1989 he was employed by Sonoco Fibre Drum Co., a manufacturer of packaging products, as Regional General Manager, after which time he retired. He is presently employed as a sales executive by Greif Bros. Corporation., a manufacturer of packaging products.

        Bernard J. Ploshay has been a director of the Company since September 27, 1988. He has been retired since 1981. From 1973 to 1981, Mr. Ploshay was employed by the Parent as its Vice President of Manufacturing.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        During the fiscal year ended December 31, 1997, there were four meetings of the Board of Directors. No director attended fewer than 75% of the meetings of the Board of Directors. The Board of Directors has three committees: the Audit Committee, the Executive Committee and the Compensation Committee.

        The Audit Committee, comprised of directors Bernard L. Ploshay and Carl H. Frei, is authorized to conduct appropriate reviews of all related-party transactions and report to the Board its findings regarding any potential conflict of interests of the Company and related parties; to review the independent audits of the financial condition of the Company for the purpose of recommending, if necessary, changes in accounting procedures and practices; to conduct appropriate reviews and audits as ordered or directed by the Board of Directors; and to perform such other activities as are designated by the Board. The Audit
Committee held one meeting in 1997.

        The Compensation Committee, comprised of directors Anthony R. Lazzara, Bernard J. Ploshay and Carl H. Frei, is authorized to recommend the amount and nature of compensation to be paid to the Company's officers and directors and to recommend stock options to be granted to Company employees and consultants by the Board of Directors. The
Compensation Committee held one meeting in 1997.

        The Executive Committee, comprised of Directors Anthony R. Lazzara, Joseph J. Lazzara, James A. Lazzara and James Ashford, is authorized to represent and act on behalf of the full Board of Directors in all business matters, except: amending the Company's Restated Articles of Incorporation; adopting a plan of merger or consolidation; recommending to the stockholders the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all the property and assets of the corporation other than in the usual and regular course of its business; recommending to the stockholders a voluntary dissolution of the corporation or a revocation thereof; amending the Company's Restated By-laws; or taking any other action prohibited by the Oregon Business Corporation Act. The Executive Committee held one meeting in 1997.

Compensation of Directors
        Members of the Board who are not also officers or employees of the Company are paid a fee of $750 per meeting for services as director. Directors receive no additional compensation for committee participation or attendance at committee meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
NOMINEES.




EXECUTIVE OFFICERS OF THE COMPANY

                                                           Term as    Held
Name                       Position With Company           Director   Position Since   Age
-----------------------------------------------------------------------------------------------
Anthony R. Lazzara         Chairman of the Board           One Year   September 1984    67

Joseph J. Lazzara          Director                        One Year   September 1984    46
                           President                                  June 1989
                           Chief Executive Officer                    June 1993
                           and Treeasurer                             September 1984

James A. Lazzara           Director and Secretary          One Year   September 1984    41
                           Senior Vice-President                      June 1989

James A. Ashford           Director                        One Year   September 1988    46
                           Vice-President, Operations                 June 1989

Carl H. Frei               Director                        One Year   September 1988    64

Bernard J. Ploshay         Director                        One Year   September 1988    76

Frank Webster              Vice President, Engineering                March 1991        54

Richard O. Faria           Vice President, Finance and                March 1991        58
                           Administration

John S. Stroup             Vice President, Marketing                  January 1998      31

James M. Vella             Controller and                             March 1991        41
                           Assistant Secretary                        May 1997

        Each officer named above is expected to be reappointed at the Board of Directors Meeting to be held on May 28, 1998 following the Annual Meeting.

        For the biographical summary of Anthony R. Lazzara , Joseph J. Lazzara, James A. Lazzara and James A. Ashford, see "Election of
Directors - Business Experience of Directors".

        Frank Webster joined the Parent as Corporate Engineering Manager in 1985. He has been the Parent's Vice President, Engineering since 1986. On March 22, 1991, he was elected Vice President, Engineering of the Company. He has a Bachelor of Science in Engineering, and a Masters of Science in Computer Science, from the University of California at Los Angeles.

        Richard O. Faria joined the Parent as Corporate Controller in April 1987. He has been the Controller of the Parent since that time. He was elected Vice President and Controller of the Company on March 22, 1991, and was appointed Vice President, Finance and Administration in March 1996. Prior to 1987, Mr. Faria was Corporate Controller of Kevex Corporation, an analytical instrument manufacturer, for seven years. He holds a Bachelor of Arts in Business Administration from Golden Gate University.

        James M. Vella joined the Company as Accounting Manager of the Optical Sensor Division in June 1986. In June 1987, he was appointed Controller of that division. He was appointed Controller of the Company in March 1996. In May of 1997, he was elected Assistant Secretary. Prior to 1986, Mr. Vella held several positions with Smith-Kline Beckman, a medical instrumentation manufacturer. He holds a Bachelor of Science in Business Administration from California Polytechnic University in San Luis Obispo.


        John S. Stroup was appointed Vice President, Marketing in January 1998. From 1996 to 1998 he was Vice President and General Manager of the Rockwell Automation Motion Control Business. Prior to joining Rockwell, he held various positions at Parker Hannifin Compumotor division, including Marketing Manager, Product Planning Manager and Field Application Engineer from 1988 to 1996. He holds a Bachelor of Science in Mechanical Engineering from Northwestern University and a Masters of Business Administration in Finance and Marketing from the University of California at Berkeley.

COMPENSATION OF EXECUTIVE OFFICERS
        The following Summary Compensation Table sets forth compensation paid by the Company for services rendered during the fiscal years 1997, 1996 and 1995 by the Chief Executive Officer and four other most highly compensated executive officers of the Company, whose aggregate salary and bonus exceeded $100,000 in 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation
                                      -------------------

                                       Salary     Bonus
         Name and                      Paid by   Paid by
    Principal Position        Year     Company   Parent
---------------------------------------------------------
Anthony R. Lazzara              1997  $412,670    None
Chairman                        1996  $434,204   $50,000
                                1995  $389,444   $50,000

Joseph J. Lazzara               1997  $218,791    None
President, CEO                  1996  $209,231   $50,000
                                1995  $186,735   $50,000

James A. Lazzara                1997  $206,343    None
 Vice-President                 1996  $233,153   $50,000
                                1995  $202,310   $50,000

James A. Ashford                1997  $248,395    None
 Vice-President                 1996  $257,895   $50,000
                                1995  $172,704   $50,000

Frank Webster                   1997  $174,818    None
 Vice-President                 1996  $127,661    None
                                1995  $138,381    None


The columns entitled "Bonus Paid by Company", "Other Annual
Compensation", the caption "Long-Term Compensation", and the columns entitled "Restricted Stock Awards", "Securities Underlying
Options/SARs", "LTIP Payouts" and "All Other Compensation" were omitted because no such compensation was paid or awarded during the relevant periods.

Option/SAR Grants in Last Fiscal Year
In June 1997, Frank Webster was granted an option to purchase 5,000 shares of STI common stock. These shares vest at the rate of 25% per year in 1998, 1999, 2000 and 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
Option/SAR Values
   None

Long-Term Incentive Plans - Awards in Last Fiscal Year
None

Employment Contracts and Termination of Employment and Change-in-Control Arrangements
None

Compensation Committee Interlocks and Insider Participation
        Anthony R. Lazzara, the Company's Chairman of the Board of Directors, is a member of the Compensation Committee.

COMPENSATION COMMITTEE REPORT

        During 1997, the Compensation Committee of the Board of Directors (the "Committee") included Anthony R. Lazzara, Carl H. Frei and Bernard
J. Ploshay. The Committee is responsible for administering the Company's compensation and employee benefit plans. In addition to setting policies regarding compensation of all employees, the Committee reviews and approves compensation for the executive officers. Decisions made by the Compensation Committee relating to compensation of executive officers are reviewed by the full Board of Directors.

        The Company's executive compensation policies have been developed to meet the following objectives:
        1. Attract and retain executives critical to the Company's long-term success;

        2. Reward key executives for their contributions to the
development and successful                   execution of strategies
relevant to their functional responsibilities; and

        3. Motivate key executives to make decisions and take actions that achieve the Company's strategic performance goals and increase the long-term value of the Common Stock.

        Base salaries for all executives are reviewed annually. In evaluating executive salaries, the Committee considers relevant American Electronics Association Executive Compensation surveys of compensation paid at companies of similar size and geographic location to the Company. The Committee also considers an executive's individual performance during the prior year. Factors that affect an executive's performance rating focus on the executive's success in contributing to the Company's short- and long-term objectives. Short-term objectives include sales growth from new and existing products and levels of gross profit and gross margin, operating income and operating income margin, and net earnings and net earnings margin. Long-term objectives include the timely development of new products, enhancements and improvements to existing products, identification of new markets for the Company's products, development and execution of plans to address identified market opportunities, adequate control over and the efficiencies of the Company's assets, and share price appreciation. The Company does not set relative weights to the factors it considers in establishing base salaries. In establishing the Chief Executive Officer's compensation, the Committee pursues the same objectives and policies that apply to the Company's other executive officers.


                                              Compensation  Committee
                                              Anthony R.  Lazzara
                                              Carl H. Frei
                                              Bernard J.  Ploshay


PERFORMANCE GRAPH

        The following graph compares the cumulative total return to stockholders of the Common Stock with the cumulative total return of the NASDAQ National Market and the Index of NASDAQ Non-Financial Stocks for the period beginning on December 31, 1992 and ending on December 31, 1997.

Compares 5-Year Cumulative Return
Among Scientific Technologies Inc.,
NASDAQ Non Financial  Stocks Index and the NASDAQ National Market

                               PERFORMANCE GRAPH

                                             1992      1993      1994      1995      1996      1997
------------------------------------------ --------- --------- --------- --------- --------- ---------
Scientific Technologies Inc.                $100.00   $331.03   $234.48   $634.48   $413.79   $531.03
NASDAQ National Market                      $100.00   $114.79   $112.21   $158.68   $195.19   $239.63
NASDAQ Non_Financial Stocks                 $100.00   $115.45   $111.02   $154.71   $187.97   $220.77

        Assumes $100 invested on December 31, 1992 in the Common Stock, the NASDAQ National Market and the NASDAQ Non-Financial stocks, with all dividends reinvested. Stock price performance shown above for the Common Stock is historical and not necessarily indicative future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Scientific Technology Incorporated (the "Parent") provides certain management, marketing and sales services to the Company. The costs are allocated to the Company based on the percentage of the Company's sales to total sales of the Parent and its subsidiaries. The amount allocated to the Company for 1997 was $824,000.

        The Company leases approximately 85,000 square feet in a 95,000 square foot facility owned by an affiliate of the Parent. The lease term is for ten years. Overhead costs are allocated primarily on the basis of square footage utilized.

        Additionally, the Parent manages the Company's cash. The Company utilizes a payable to or receivable from Parent account to record activity including cash received, cash disbursed and amounts owed to the Parent for allocated charges and dividends. The net effect of transactions with the Parent resulted in a zero balance at December 31, 1997. The Company pays interest on payables to Parent at the Company's average interest rate on bank borrowings. Interest expense amounted to $34,000 in 1997.

        Certain of the Company's officers are employed by the Parent. In addition, the Company employs certain officers directly.


PROPOSAL FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
 (Proposal 2)

        Unless instructed to the contrary, shares represented by a duly executed proxy in the form accompanying this Proxy Statement will be voted for the ratification of the appointment of Price Waterhouse LLP as independent accountants of the Company for 1998. Price Waterhouse has audited the accounts of the Company since 1984. In the event this ratification of the appointment of Price Waterhouse LLP is not approved by a majority of the votes cast, the selection of other auditors will be considered and determined by the Board of Directors. The Board of Directors has unanimously approved the appointment of Price Waterhouse LLP as independent accountants of the Company and its subsidiaries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL

PROPOSAL TO APPROVE THE 1997 STOCK PLAN
(Proposal 3)

On August 14, 1997, the Board of Directors of the Parent, and the Board of Directors of the Company adopted the 1997 Stock Plan (the "Plan") and reserved 1,000,000 shares of Common Stock of the Company, including any reserved but unissued or any forfeited shares under the 1987 Stock Option Plan for issuance thereunder subject to stockholder approval of the Parent's and the Company's stockholders. As of April 13, 1998, options or rights to purchase 16,000 shares of Common Stock had been granted pursuant to the Stock Plan, no options had been exercised and 682,758 shares remained available for grants.

At the annual meeting, the Company's stockholders are being asked to approve the Stock Plan and the reservation of shares thereunder.

Summary of the 1997 Stock Plan

General. The purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company and the Parent (collectively the "Company"), to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Stock Plan. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

Administration. The Stock Plan may generally be administered by the Board of Directors of the Parent (for purposes of this Proposal 3, the "Board") or the Committee appointed by the Board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the Stock Plan.

Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the Stock Plan to employees, directors and consultants of the Company, the Parent or any subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Stock Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 250,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options or stock purchase rights to purchase up to an additional 250,000 shares of Common Stock.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Parent and the optionee, and is subject to the following additional terms and conditions:

(a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% Stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted.
The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

(b)     Exercise of Option; Form of Consideration.  The
Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Stock Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% Stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (including death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. The Stock Plan and the option agreement may provide for a longer period of time for the option to be exercised after the optionee's death or disability than for other terminations. To the extent the option is exercisable at the time of such termination, the optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise all or part of his or her option at any time before termination.

(e) Nontransferability of Options: Unless otherwise determined by the Administrator, options granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

(f) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Administrator.

Stock Purchase Rights. In the case of stock purchase rights, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Parent a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company or the Parent for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

In connection with any merger, or asset sale of Parent, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

Amendment and Termination of the Stock Plan. The Board may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain Stockholder approval for any amendment to the Stock Plan to the extent necessary and desirable to comply with applicable law. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Stock Plan without the written consent of the optionee. Unless terminated earlier, the Stock Plan shall terminate ten years from the date of its approval by the Stockholders of the Company.

Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than 18 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing, (i.e., within thirty days of the purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of the Company.

The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of stock purchase rights, and the Company with respect to the grant and exercise of options and stock purchase rights under the Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.


Vote Required and Recommendation

At the Annual Meeting, the stockholders are being asked to approve the adoption of the Stock Plan. The affirmative vote of the holders of a majority of the shares who vote at the Annual Meeting will be required to approve the adoption of the Stock Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE "FOR" THE APPROVAL OF THE COMPANY'S 1997 STOCK PLAN.

APPROVAL OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN
(Proposal 4)

On  August 14, 1997, the Board of Directors of the Company and the
Board of Directors of Parent adopted the 1997 Employee Stock Purchase Plan (the "ESPP") and reserved 600,000 shares of Common Stock, plus any shares available under the 1987 Employee Stock Purchase Plan (the "1987 Plan") as of the 1987 Plan's termination for issuance thereunder subject to stockholder approval.

At the annual meeting, the stockholders are being asked to approve the ESPP and the reservation of shares thereunder.

Summary of the 1997 Employee Stock Purchase Plan

General. The purpose of the ESPP is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions.

Administration. The ESPP may be administered by the Board of Directors of the Parent (for purposes of this Proposal 3, (the "Board") or a committee appointed by the Board. All questions of interpretation or application of the ESPP are determined by the Board or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility.  Each employee of the Company and the Parent
(collectively, the "Company") (including officers), whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year and who has been continuously employed by the Company for at least six (6) consecutive months, is eligible to participate in the ESPP; provided, however, that no employee shall be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.

Offering Period. The ESPP is implemented by offering periods lasting approximately three months in duration with a new offering period commencing every three months. The first offering period is scheduled to begin on the last trading day on or before July 1, 1998. To participate in the ESPP, each eligible employee must authorize payroll deductions pursuant to the ESPP. Such payroll deductions may not exceed 15% of a participant's compensation. Once an employee becomes a participant in the ESPP, Common Stock will automatically will automatically be purchased under the ESPP at the end of each offering period, unless the participant withdraws or terminates employment earlier and, the employee will automatically participate in each successive offering period until such time as the employee withdraws from the ESPP or the employee's employment with the Company terminates. Purchase Price. The purchase price per share at which shares will be sold in an offering under the ESPP is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of an offering period or (ii) 85% of the fair market value of a share of Common Stock on the last day of each offering period. The fair market value of the Common Stock on a given date is generally the closing sale price of the Common Stock as reported on the NASDAQ National Market for such date.

Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions throughout the offering period. The number of shares of Common Stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 10,000 shares for each offering period. During the offering period, a participant may discontinue his or her participation in the ESPP, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the Administrator.

All payroll deductions made for a participant are credited to the participant's account under the ESPP, are withheld in whole percentages only and are included with the general funds of the Company. Funds received by the Company pursuant to exercises under the ESPP are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal. A participant may terminate his or her participation in the ESPP at any time by giving the Company a written notice of withdrawal. In such event, the payroll deductions credited to the participant's account will be returned, without interest, to such participant. Payroll deductions will not resume unless a new subscription agreement is delivered in connection with a subsequent offering period.

Termination of Employment. Termination of a participant's employment for any reason, including death, cancels his or her participation in the ESPP immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant, his or her designated beneficiaries or the executors or administrators of his or her estate.

Adjustments Upon Changes in Capitalization. In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as a stock split, stock dividend, combination or reclassification of the Common Stock, resulting in an increase or decrease in the number of shares of Common Stock, proportionate adjustments will be made by the Board in the shares subject to purchase and in the price per share under the ESPP. In the event of liquidation or dissolution of the Parent, the offering periods then in progress will terminate immediately prior to the consummation of such event unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Parent, or the merger of the Parent with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

Amendment and Termination. The Board may at any time and for any reason amend or terminate the ESPP, except that no such termination shall affect options previously granted and no amendment shall make any change in an option granted prior thereto which adversely affects the rights of any participant. Stockholder approval for amendments to the ESPP shall be obtained in such a manner and to such a degree as required to comply with all applicable laws or regulations. The Plan will terminate in 2007, unless terminated earlier by the Board in accordance with the ESPP.

Certain Federal Income Tax Information. The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of
(a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE "FOR" THE APPROVAL OF THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE
PLAN.

The Company's next Annual Meeting of Stockholders is Scheduled for May 28, 1999. An eligible stockholder who desires to have a qualified proposal considered for presentation at that annual meeting of stockholders and for inclusion in the Company's Proxy Statement for that annual meeting must submit the proposal in writing at its principal executive offices no later than December 19, 1998.

SOLICITATION OF PROXIES

        The proxy accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by directors, executive officers and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally or by mail, telephone, telegraph, facsimile transmission or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for their reasonable expenses in forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by the Company.

OTHER MATTERS
        As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, the holders of the proxies will act in respect thereto in accordance with their best judgment.

        Copies of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 are being mailed to stockholders, together with this Proxy Statement, the Proxy and the Notice of Annual Meeting of Stockholders. Additional copies may be obtained from the Secretary of the Company, 6550 Dumbarton Circle, Fremont, California 94555.

BY ORDER OF THE BOARD OF DIRECTORS





     James A. Lazzara
     Secretary

Fremont, California
April 21, 1998


                               PROXY

               Annual Meeting of Stockholders - May 28, 1998

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Scientific Technologies Incorporated (the "Company") hereby appoints James A. Lazzara and Joseph
J. Lazzara, and each of them, proxies with full power of substitution to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 28, 1998 at 4:00 p.m., or at any adjournment(s) thereof, with all the power the undersigned would possess if personally present, with respect to the following:

The Board of Directors recommends a vote FOR each of the following:

1.      Election of Directors

Nominees: Anthony R. Lazzara, Joseph J. Lazzara, James A. Lazzara,
          James A. Ashford, Carl H. Frei, Bernard J. Ploshay

        [__] FOR all nominees listed above (except authority to vote is withheld for the names crossed off above (if any))


        [__]      WITHHOLD AUTHORITY to vote for all nominees listed  above.


2. Ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company for the current fiscal year ending December 31, 1998.

        ___ FOR ___ AGAINST     ___ ABSTAIN

3       Approval of the 1997 Stock Plan.

        ___ FOR ___ AGAINST     ___ ABSTAIN

4.      Approval of the 1997 Employee Stock Purchase Plan.

        ___ FOR ___ AGAINST     ___ ABSTAIN

5. In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.

        This Proxy will be voted as directed, or if no direction is indicated, will be voted "FOR" all nominees in item 1 and "FOR" item 2 .

(Continued and to be signed on the other side)


(Continued from other side)


        The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders, Proxy Statement dated
April 21, 1998, and the Company's 1997 Annual Report. The undersigned hereby revokes any proxy or proxies heretofore given.

Date:________________________, 1998

Signature of Stockholder(s)

___________________________________

___________________________________

___________________________________

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.


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